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                                                                 EXHIBIT (a)(14)

NEWS RELEASE
                                                PO Box 105250, Atlanta, GA 30348
                                                                  (770) 981-9460
                                                                 www.harland.net

FOR MORE INFORMATION, CONTACT:

INVESTORS
Victoria P. Weyand, Vice President of Communications
770-593-5127
vweyand@harland.net

MEDIA
John Pensec, Director of Corporate Communications
770-593-5443
jpensec@harland.net

                        HARLAND EXTENDS TENDER OFFER FOR
                   CONCENTREX INCORPORATED TO AUGUST 22, 2000

         ATLANTA (August 21, 2000) -- John H. Harland Company (NYSE: JH) today announced that the pending cash tender offer by a wholly owned subsidiary of Harland for all outstanding shares of common stock of Concentrex Incorporated (Nasdaq: CCTX) has been extended.

         The tender offer, which commenced on July 21, 2000, and was scheduled to expire at 12:00 midnight, New York City time, on Friday, August 18, 2000, has been extended to 12:00 midnight, New York City time, on Tuesday, August 22, 2000, unless further extended.

         As previously announced, Harland received early termination of the 15-day waiting period for its acquisition of Concentrex Incorporated under the Hart-Scott-Rodino Antitrust Improvements Act, on August 2, 2000.

          As of 6:00 p.m. New York City time on August 18, 2000, 5,275,311 shares of Concentrex common stock had been tendered to Harland under the terms of the tender offer and not withdrawn. Such tendered shares include approximately 66,252 shares tendered pursuant to notices of guaranteed delivery. The number of shares tendered and not withdrawn represents approximately 94.1% of the outstanding shares of Concentrex.

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         This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Concentrex. Harland has filed a tender offer statement with the Securities and Exchange Commission (SEC) and Concentrex has filed a solicitation/recommendation statement with respect to the offer. Concentrex shareholders are advised to read the tender offer statement regarding the acquisition of Concentrex referenced in this press release, and the related solicitation/recommendation statement, including the amendments to these documents which have been filed with the SEC. The tender offer statement (including an offer to purchase, letter of transmittal and related tender documents) and the solicitation/recommendation statement contain important information which should be read carefully before any decision is made with respect to the offer. These documents will be made available to all stockholders of Concentrex at no expense to them. These documents will also be available at no charge on the SEC's web site at www.sec.gov.

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                                  ABOUT HARLAND

         Atlanta-based John H. Harland Company (www.harland.net) is listed on the New York Stock Exchange under the symbol "JH." Harland is a leading provider of checks, financial software and direct marketing to the financial institution market. Scantron Corporation (www.scantron.com), a wholly owned subsidiary, is a leading provider of software services and systems for the collection, management and interpretation of data to the financial, commercial and educational markets.

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                                ABOUT CONCENTREX

         Concentrex, based in Portland, Oregon, is a leading provider of technology-powered solutions to deliver financial services, including a broad range of traditional software and services integrated with leading e-commerce solutions that already enable its customers to serve more than 1 million home banking customers. Concentrex serves over 5,500 financial institutions of all types and sizes in the United States. Concentrex has major offices in 11 additional cities across the country. Its World Wide Web site is www.concentrex.com.

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         This press release contains statements which may constitute
"forward-looking


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statements." These statements include statements regarding the intent, belief or current expectations of John H. Harland Company, Concentrex Incorporated and members of their respective management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. Reference is made to the Risk Factors and Cautionary Statements of Harland's Form 10-K and Form 10-Q and to Concentrex's Securities and Exchange Commission reports filed under the Securities Exchange Act.